United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 21, 2004
Date of earliest event reported: April 20, 2004

___________________First Farmers and Merchants Corporation______________________
(Exact name of registrant as specified in its charter)

Tennessee
(State or other jurisdiction of incorporation or organization)

______ 0-10972____________	___________62-1148660____________
(Commission File Number)	(I.R.S. Employer Identification No.)

816 South Garden Street _____Columbia, Tennessee______	__________38402 - 1148__________
(Address of principal executive offices)	(Zip Code)

___________________________(931) 388-3145__________________________ ___
(Registrant's telephone number, including area code)

Item 7. Financial Statements and Exhibits

(c):	The following exhibits are filed herewith
Exhibit Number 99.1 - Press Release issued on April 21, 2004 by First Farmers and Merchants Corporation

Items 9 and 12. Regulation FD Disclosure

The information included in this section is intended to be included under "Item 12. Disclosure of Results of Operations and Financial Condition" and is included under this Item 9 in accordance with Securities and Exchange Act Release No. 33-8216.

On April 21, 2004, First Farmers and Merchants Corporation issued a press release announcing its financial results for the quarter ended March 31, 2004. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety. The information furnished under Item 9 of this Current Report on Form 8-K, including Exhibit 99.1, shall be deemed to be "filed" for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST FARMERS AND MERCHANTS CORPORATION

(Registrant)

Date April 21, 2004___________	___________/s/ T. Randy Stevens____________
T. Randy Stevens, President/Chief Executive Officer

Date April 21, 2004___________	________/s/ Patricia N. McClanahan__________
Patricia N. McClanahan, Treasurer/Chief Financial Officer

EXHIBIT INDEX

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

Exhibit Number	Title or Description
99.1	PRESS RELEASE ISSUED ON April 21, 2004 BY FIRST FARMERS AND MERCHANTS CORPORATION

FIRST FARMERS & MERCHANTS NATIONAL BANK

Member FDIC

Information for Release	Contact:	Kim Doddridge
931-380-8296
or
Jeff Bradford
615-312-7220

First Farmers & Merchants Corporation Announces Stock Dividend At Annual Meeting

COLUMBIA, Tenn., April 21, 2004 - Noting that 2003 was a profitable year for both First Farmers and Merchants Corporation ("FFMC") and First Farmers & Merchants National Bank ("F&M"), President & CEO T. Randy Stevens announced a 100 percent stock dividend at FFMC's annual meeting yesterday.

The stock dividend is to be effected by a stock split, which will result in one additional share of stock being issued for every share owned by shareholders of record as of April 20, 2004. This brings the number of issued shares to 5,840,000, plus an additional 2,160,000 authorized but unissued shares. The stock split announced today is the fifth 100 percent stock dividend provided to FFMC shareholders since 1985.

"If you invested $10,000 in FFMC twenty years ago, your investment would be worth $217,727 as of December 2003," Stevens said. "Thanks to our customers and employees, the FFMC's stock has risen steadily in value over the years. During 2003, the market value of a share grew to $80 from $75 in 2002, and total shareholders' equity increased from $99.7 million to $102.3 million. We are pleased to announce this good news to the people who have invested their trust, as well as their funds in FFMC."

Stevens noted that the credit quality of the subsidiary bank's loan portfolio played an important role in FFMC's strong performance in 2003 - during which the ratio of net charge offs to average gross loans declined to 0.37 percent from 0.63 percent the previous year.

Also in 2003, net income rose 0.4 percent, investment securities grew 6.0 percent, income before taxes increased 6.8 percent and net interest income after provision for loan losses increased 14.0 percent. The F&M Trust and Financial Management Department increased total assets under management by 8.1 percent, from $2.05 billion to $2.21 billion.

"I want to thank Waymon L. Hickman, Chairman of the Board, for his vision and leadership during the past year - as well as during my 30+ years with this institution. He is not only one of the greatest bankers in Tennessee's history, he's one of the greatest men I've ever had the privilege to count as a friend," Stevens said. "I also want to thank our entire Board of Directors, which is an incredible group, for their leadership during the past year. It is an honor to work with such distinguished and accomplished men and women."

FFMC also announced its first quarter results yesterday. Highlights of these results include a slight decline in total assets of 6.75 percent, from $879.8 million to $820.4 million, comparing the first quarter of 2004 to the first quarter of 2003. Comparing the same two periods, total equity rose 3.74 percent, from $101.7 million to $105.5 million. Net income and earnings per share were both down by 0.10 percent and total interest income decreased by 17.14 percent. However, total non-interest income rose by 41.76 percent this quarter, compared to the first quarter of 2003.

Celebrating its 95th anniversary this year, First Farmers & Merchants Corporation, through its wholly owned subsidiary First Farmers & Merchants National Bank, operates over 20 banking locations in Maury, Lawrence, Marshall, Hickman, Dickson and Giles counties of Middle Tennessee. F&M stresses traditional, personal banking relationships while incorporating state-of-the-art technology to provide optimum performance. Since its establishment in 1909, F&M has worked to uphold the motto, "Dedicated to Community Service."

First Farmers and Merchants Corporation and Subsidiary
Unaudited Financial Highlights
(Dollars in Thousands Except Per Share Data)

	Quarter Ended
	March 31,
	2004	2003
Interest income	$9,442	$11,395
Interest expense	2,189	3,311
Net interest income	7,253	8,084
Provision for possible loan losses	-	410
Net interest income after provision
for loan losses	7,253	7,674
Noninterest income	3,650	2,575
Noninterest expense	7,460	7,111
Income before income taxes	3,443	3,138
Income taxes	982	674
Net income	$2,461	$2,464

Earnings per common share	$0.84	$0.84

Total Assets	$820,401	$879,770
Cash and cash equivalents	33,039	36,965
Investment Securities	333,046	332,775
Loans, net	407,866	461,609
Deposits	706,442	767,760
Stockholders' equity	105,462	101,660

Book value per share	$36.12	$34.82